UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 6, 2018
AKAMAI TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-27275	04-3432319
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Broadway, Cambridge, Massachusetts		02142
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (617) 444-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On March 8, 2018, Akamai Technologies, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (collectively, “Elliott”).
Pursuant to the Cooperation Agreement, the Company has agreed that, subject to the conditions set forth therein, the board of directors of the Company (the “Board”) will expand the size of the Board in order to appoint Peter “Tom” Killalea to serve as Class III member of the Board and one additional independent director to be designated by Elliott, subject to the reasonable approval of the Company, to serve as a Class I member of the Board (the “Class I Designee” and, together with Mr. Killalea, the “Designees”). Mr. Killalea was appointed to the Board on March 6, 2018 and the Class I Designee will be appointed as promptly as practicable following the execution of the Cooperation Agreement. The Company also agreed that, subject to the conditions set forth therein, the Board will nominate the Class I Designee for election to the Board at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). If, during the term of the Cooperation Agreement, a Designee resigns, refuses or is unable to serve or fulfill his duties as director, the Company and Elliott shall mutually agree on a replacement director who the Board reasonably determines qualifies as independent and otherwise satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines and Annex A of the Nominating and Governance Committee Charter.
Under the Cooperation Agreement, at the 2018 Annual Meeting and any annual or special meeting of the stockholders held prior to the Expiration Date (as defined below), Elliott has agreed to vote, or cause to be voted, all of the Company’s common stock owned by Elliott or its controlled or controlling affiliates in favor of directors currently on the Board and nominated by the Company’s Board and otherwise in accordance with the Board’s recommendation on any proposal not related to an Extraordinary Transaction (as defined below), subject to certain limited exceptions.
In addition, the Company has agreed to, as promptly as practicable following execution of the Cooperation Agreement, form a Financial Operating Committee of the Board (the “Financial Operating Committee”), which shall be comprised of not more than five directors, including Tom Leighton, Frederic Salerno, Jonathan Miller, Pamela Craig and the Class I Designee. The Financial Policy Committee will assist and advise the Board on issues relating to the Company’s operating margins. The Financial Operating Committee will adopt a charter, which will provide, among other things, that the responsibilities of the Financial Operating Committee will include: (i) reviewing and evaluating he Company’s operating margins, (ii) assisting and advising on a long-term margin optimization plan, (iii) providing the Board with updates summarizing its progress to date and (iv) from time to time as it determines appropriate, making recommendations to the Board regarding actions to be considered in furtherance of the Financial Operating Committee’s purpose.
Pursuant to the Cooperation Agreement, Elliott is subject to certain standstill provisions (the “Standstill”) until the Expiration Date (as defined below), which prohibit Elliott from, among other things, (i) engaging in any solicitation of proxies with respect to the election or removal of directors or any other matter or proposal with respect to the Company; (ii) knowingly encouraging, advising, knowingly influencing or instructing any third party or knowingly assisting any Person with the respect to giving or withholding any proxy or authority to vote or dispose of Company securities; (iii) forming, joining or acting in concert with others, including a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company; (iv) acquiring, offering, seeking or agreeing to acquire, directly or indirectly securities of the Company resulting in Elliott having beneficial ownership of more than ten percent (10%) of the Company’s outstanding shares; (v) engaging in any short sale or any purchase, sale or grant or any option, warrant, convertible security, stock appreciation right, or other similar right that relates to or derives any significant part of its value from a decline in the market price or value of any securities of the Company if such short sale, purchase, sale or grant would result in the Investors no longer having a net long position (as defined in Rule 14e-4 under the Exchange Act) in respect of the Company’s stock; (vi) initiating, effecting, or participating or seeking, offering, proposing to effecting, causing or participating in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, scheme of arrangement, plan of arrangement, business combination transaction, recapitalization, reorganization, liquidation, dissolution, issuance of at least fifteen percent (15%) of the Company’s equity or equity equivalent securities or other extraordinary business transaction involving the Company or any of its subsidiaries or joint ventures (an “Extraordinary Transaction”); (vii) entering into a voting trust, arrangement or agreement or subjecting any Company securities to any trust, arrangement or agreement with respect to Company securities owned by them; (vii) seeking, alone or in concert with others, representation on the Board or the removal of any member of the Board, requesting or knowingly encouraging any person to request the Company call a meeting of the stockholders, conducting or knowingly encouraging another person to conduct a referendum of stockholders of the Company or present any matter at a meeting of stockholders of the Company; (ix) making any stockholder proposal; (x) making any request for stock list materials or other books and records of the Company; (xi) making any public disclosure, communication, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or the Cooperation Agreement that is inconsistent with the provisions of the Cooperation Agreement; (xii) making any public proposal or request with respect to controlling, changing or influencing Board or management of the Company, any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, any other material change in the Company’s management, business, corporate or government structure, any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws, or to other actions by the Company that may impede the acquisition of control of the Company by any person, causing a class of securities of the Company to be delisted from, or cease to be authorized to be quoted on, any securities exchange or causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; (xii) instituting, soliciting, knowingly assisting or joining any litigation or other proceeding against the Company or any of its current, former or future officers in order to effect any of the actions expressly prohibited by the Standstill; (xiv) making any public or private request or submit any proposal, directly or indirectly, to amend or waive the terms of the Cooperation Agreement, in each case, which would reasonably be expected to require a public announcement of such request or proposal; (xv) publicly disclosing any intention, plan or arrangement inconsistent with any provision of the Standstill; (xvi) entering into any negotiations, discussions, agreements or understandings with any third party to take any action with respect to any of the foregoing, or advising, facilitating, knowingly assisting, financing, knowingly encouraging or seeking to persuade any third party to take any action that Elliott is prohibited from taking pursuant to the Standstill; in each case, subject to certain limited exceptions. Each of the parties also agreed to mutual non-disparagement obligations until (i) in the case of Elliott, the Expiration Date (as defined below) and (ii) in the case of the Company, the Trigger Date (as defined below).
The “Expiration Date” means the period from the date of the Cooperation Agreement and until the earlier of (i) the fifth (5th) business day after written notice is delivered by Elliott to he Company of any material breach of the Cooperation Agreement that is uncured within the notice period (ii) the thirtieth (30th) day prior to the last day of the Company’s advance notice period for the nomination of directors at the Company’s 2019 Annual Meeting of Stockholders and (iii) March 31, 2019. The “Trigger Date” means the date that is the earliest of (i) the fifth (5th) business day after written notice is delivered by the Company to Elliott of any material breach of the Cooperation Agreement that is uncured within the notice period and (ii) the earlier of the dates specified in clauses (ii) and (iii) of the definition of Expiration Date.
The Cooperation Agreement terminates on the Expiration Date. The Company’s obligations under the Cooperation Agreement may terminate earlier in the case of an uncured material breach of the Cooperation Agreement by Elliott that is not cured within five days of delivery of written notice of such breach by the Company.
The foregoing description of terms and conditions of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, copies of which are attached to this Current Report as Exhibit 10.1

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 6, 2018, the Company appointed Mr. Killalea to serve as Class III member of the Board in accordance with the terms of the Cooperation Agreement, as described in Item 1.01 hereof, and filed as an exhibit herewith.
Other than as described in Item 1.01 hereof, there are no arrangements or understandings between Mr. Killalea and any other person pursuant to which he was appointed as a director. Following Mr. Killalea’s appointment to the Board, the size of the Board is twelve (12) directors.
Mr. Killalea is a seasoned technology executive who brings expertise in security, digital innovation, and customer experience. He previously served as Amazon’s first Chief Information Security Officer and in his sixteen years there held various leadership roles including Vice President of Technology for the Kindle Content Ecosystem and leader of Amazon's Infrastructure and Distributed Systems team. Mr. Killalea also brings extensive corporate governance experience serving on several public company boards, including Capital One and MongoDB, a public database software company.
In accordance with the Company’s non-employee director compensation plan as described in the Company’s definitive proxy statement on Schedule 14A filed on April 3, 2017 with the Securities and Exchange Commission, Mr. Killalea’s compensation for his services as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to pro-ration to reflect the commencement date of his service on the Board. Mr. Killalea is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01    Other Events
The Company announced that the Board increased its share repurchase authorization by approximately $417 million, raising the amount authorized for repurchase of the outstanding shares of common stock of the Company to $750 million through December 31, 2018. A copy of the press release announcing the increase was furnished as Exhibit 99.1 in a Current Report on Form 8-K filed on March 8, 2018 and is incorporated by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

10.1	Cooperation Agreement, dated as of March 8, 2018, by and among Akamai Technologies, Inc., Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2018	AKAMAI TECHNOLOGIES, INC.
/s/ Aaron Ahola
Aaron Ahola
Senior Vice President and General Counsel